                                                                    EXHIBIT 23.1

The Board of Directors
Big City Radio, Inc.:

    We consent to incorporation by reference in the registration statement on Form S-8 of Big City Radio, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Big City Radio, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1997, and Schedule II, Combined Financial Statement Schedules Valuation and Qualifying Accounts for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1997, annual report on Form 10-K of Big City Radio, Inc.

                                             /s/ KPMG Peat Marwick LLP
                                                KPMG Peat Marwick LLP

Los Angeles, California
March 30, 1998